Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
FLOOR & DECOR HOLDINGS, INC.
(Originally incorporated on October 15, 2010
under the name FDO Holdings Inc.)
FIRST: The name of the corporation is Floor & Decor Holdings, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) or any applicable successor act thereto, as the same may be amended from time to time.
FOURTH: The total number of shares of capital stock the Corporation shall have authority to issue is 460,000,000 shares consisting of (A) 450,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) and (B) 10,000,000 shares of undesignated Preferred Stock, par value $0.001 per share (“Preferred Stock”).
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A. Common Stock.
1. Ranking. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, each holder of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes and shall be entitled to one vote for each share of Common Stock standing in his, her or its name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders. Notwithstanding any other provision of this Restated Certificate of Incorporation (as amended and/or restated from time to time, including the terms of any

Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
3. Dividends; Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends paid out of any funds of the Corporation legally available therefor when, as and if declared by the Board from time to time out of assets or funds of the Corporation legally available therefor.
4. Changes in Capitalization. If there is an increase or decrease in the number of issued shares of Common Stock resulting from any stock split, stock dividend, reverse stock split, combination, subdivision or reclassification of one class of Common Stock, or any other similar event resulting in an increase or decrease in the number of outstanding shares of such class of Common Stock, the outstanding shares of the other class of Common Stock shall be increased or decreased in the same manner and in the same proportion.
5. Liquidation. Upon the dissolution, liquidation or winding up of the affairs of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and the claims of creditors, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. A dissolution, liquidation or winding up of the affairs of the Corporation, as such terms are used in this Section A(5) of Article FOURTH, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.
6. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued and undesignated shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, (i) establishing the number of shares to be included therein and (ii) fixing (x) the voting powers, full or limited, or no voting power of the shares thereof, and (y) the designation, preferences and relative, participating, optional or other special rights, if any, of the shares thereof and any qualifications, limitations or restrictions with respect thereto. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:
1. the designation of the series, which may be by distinguishing number, letter or title;
2. the number of shares of the series, which number the Board is authorized to thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
3. the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
4. the dates on which dividends, if any, shall be payable;
5. the redemption rights and price or prices, if any, for shares of the series;
6. the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
7. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
8. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
9. restrictions on the issuance of shares of the same series or any other class or series;
10. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
11. any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by resolution or resolutions of the Board providing for the issuance of such series of Preferred Stock and set forth in the Preferred Stock Designation in respect thereof.
Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
C. [Reserved.]

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.
A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
B. Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect Additional Preferred Directors (as defined below), the number of directors of the Corporation shall not be fewer than three and shall be fixed from time to time by resolution of the Board. Other than directors who may be elected by the holders of shares of any series of Preferred Stock, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section B of Article FIFTH, a majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election).
C. Terms of Office.
All directors shall be elected for terms expiring at the next annual meeting of stockholders and each director shall hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.
During any period when the holders of any series of Preferred Stock have the right to elect additional directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”) as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including pursuant to a Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions and (ii) each such Additional Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disability, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disability, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

D. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from a newly created directorship shall hold office for the remaining term of his or her predecessor and until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.
E. Removal. Subject to the rights of the holders of any series of Preferred Stock (including, without limitation, the right to elect the Additional Preferred Directors), (i) any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of shares representing at least a majority of the voting power of the issued and outstanding Common Stock and (ii) any director serving on a committee of the Board may be removed from such committee at any time by the Board.
F. Committees. Pursuant to the bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the fullest extent permitted by law.
G. Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director pursuant to the provisions of Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Corporation. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection, or any limitation of the liability, of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
EIGHTH: The Corporation shall, to the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Corporation shall, to the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any current or former director or officer, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims.
The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article EIGHTH permit the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.
NINTH: The Corporation elects not to be governed by or subject to Section 203 of the DGCL.
TENTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
ELEVENTH: Unless otherwise required by law or by the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time by either (i) the Board or (ii) the Chairperson of the Board, if there be one, and shall be called by the Secretary of the Corporation in the manner specified by, and following requests from stockholders as provided in, the Bylaws of the Corporation, as amended from time to time, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
TWELFTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any vote required by law and subject to the second sentence of Section A(2) of Article FOURTH, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation. Any amendment, repeal, modification or expiration of any of Article SEVENTH, Article EIGHTH and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
THIRTEENTH: [Reserved.]
FOURTEENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation, at any annual or special meeting or stockholders, voting together as a single class. In addition to the powers and authority herein or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and the Certificate of Incorporation.
FIFTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTEENTH.
SIXTEENTH: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:
A. “beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
B. “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. A person who is the owner of 10% or more of the outstanding voting stock of any corporation, partnership, limited liability company, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.
C. “person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.
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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware, has been executed by a duly authorized officer of the Corporation on this 7th day of May, 2025.

/s/ David V. Christopherson
Name: David V. Christopherson
Title: Executive Vice President, Chief Administrative Officer, and Chief Legal Officer